                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Respironics, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO OF RESPIRONICS INC.]

Dear Shareholder:

You are cordially invited to join us for our Annual Meeting of Shareholders to be held this year on Thursday, November 19, 1998, at 1:00 p.m. (EST) at The Renaissance Waverly at The Galleria Center, Atlanta, Georgia.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

Representatives of the Company will be in attendance beginning at 12:00 p.m. Please also take this opportunity to view Respironics products, which will be on display.

YOUR VOTE IS IMPORTANT. Whether you own a few or many shares of stock, it is important that your shares be represented. If you cannot personally attend, we encourage you to make certain that you are represented at the meeting by signing the accompanying proxy card and promptly returning it in the enclosed envelope.


                                               Very truly yours,

                                               /s/ Dennis S. Meteny

                                               Dennis S. Meteny
                                               President and Chief Executive
                                               Officer

October 19, 1998

                               RESPIRONICS, INC.

                            1501 Ardmore Boulevard
                      Pittsburgh, Pennsylvania 15221-4401
                                --------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                --------------

  The Annual Meeting of Shareholders of Respironics, Inc. will be held at The Renaissance Waverly at The Galleria Center, 2450 Galleria Parkway, Atlanta, Georgia on Thursday, November 19, 1998 at 1:00 p.m., in the Stanhope Room, for the following purposes:

  (1) To elect three directors;

  (2) To approve amendments to the Company's 1992 Stock Incentive Plan to increase the number of shares available for grant by 2,000,000 shares to a total of 3,000,000 shares;

  (3) To ratify the selection of auditors to examine the consolidated financial statements of the Company for the fiscal year ending June 30, 1999; and

  (4) To transact such other business as may properly come before the meeting.

  Please refer to the accompanying Proxy Statement for a description of the matters to be considered at the meeting.

  Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage.

                                               Dorita A. Pishko
                                               Corporate Secretary

October 19, 1998

                               RESPIRONICS, INC.

                            1501 Ardmore Boulevard
                      Pittsburgh, Pennsylvania 15221-4401
                                 ------------
                                PROXY STATEMENT
                                 ------------

          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 19, 1998

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Respironics, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at 1:00 p.m., on Thursday, November 19, 1998 at The Renaissance Waverly at The Galleria Center, 2450 Galleria Parkway, Atlanta, Georgia. The accompanying Notice of Annual Meeting of Shareholders sets forth the purposes of the meeting.

  The enclosed proxy may be revoked at any time before its exercise by giving notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board of Directors will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement.

  It is expected that this Proxy Statement and the accompanying form of proxy will first be mailed to shareholders of the Company on or about October 19, 1998. The Company's Annual Report to Shareholders for 1998 is enclosed with this Proxy Statement but does not form a part of the proxy soliciting material.

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  If any shareholder wishes to present a proposal at the 1999 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company by June 20, 1999 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the 1999 Annual Meeting. Any shareholder proposal received by the Secretary of the Company after September 3, 1999 will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The 1999 Annual Meeting is presently scheduled for November 18, 1999.

VOTING SECURITIES AND RECORD DATE

  Holders of the Company's Common Stock of record as of the close of business on October 2, 1998 (the "record date") are entitled to receive notice of and to vote at the meeting. On the record date, the Company had outstanding 31,864,594 shares of Common Stock, the holders of which are entitled to one vote per share.

SECURITY OWNERSHIP

 Management

  The following table shows the number of shares of Common Stock beneficially owned by each director and nominee for director of the Company, the Chief Executive Officer and the four other most highly compensated executive officers of the Company and by all directors, nominees and executive officers of the Company as a group, as of the record date. As used herein, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). A person is deemed, as of any date, to have "beneficial ownership" of any security that the person has the right to acquire within 60 days after that date.

                                                            AMOUNT AND
                                                            NATURE OF
                                                            BENEFICIAL PERCENT
NAME OF BENFICIAL OWNER                                     OWNERSHIP  OF CLASS
-----------------------                                     ---------- --------
Daniel P. Barry (1)........................................    13,925    0.04%
Daniel J. Bevevino (2).....................................    42,487    0.13%
Douglas A. Cotter (1)......................................    41,600    0.13%
Robert D. Crouch (3).......................................   307,966    0.71%
J. Terry Dewberry (4)......................................    97,639    0.35%
Steven P. Fulton (5).......................................    15,731    0.05%
James H. Hardie (1), (6)...................................    43,825    0.14%
Donald H. Jones (1)........................................    14,825    0.05%
Joseph C. Lawyer (1), (7)..................................    17,125    0.05%
George J. Magovern, M.D. (1), (8)..........................   722,909    2.27%
Gerald E. McGinnis (9).....................................   917,886    2.48%
Dennis S. Meteny (10)......................................   427,053    1.34%
Craig B. Reynolds (11).....................................   258,403    0.80%
All directors, nominees and executive officers as a group
 (17 persons):............................................. 3,180,513    9.10%

--------
(1) Includes shares which would be outstanding upon the exercise of currently exercisable stock options granted under the 1991 Non-Employee Directors' Stock Option Plan in the following amounts: Mr. Barry, 8,925 shares; Dr. Cotter, 40,800 shares; Mr. Hardie, 26,825 shares; Mr. Jones, 3,825 shares; Mr. Lawyer, 14,025 shares and Dr. Magovern, 39,325 shares.

(2) Includes 40,775 shares that would be outstanding upon the exercise of currently exercisable stock options granted under the Company's 1984 Incentive Stock Option Plan and 1992 Stock Incentive Plan. Also includes 1,341 shares in Mr. Bevevino's 401(k) plan account, for which he has the power to direct the voting.

(3) Includes 147,325 shares that would be outstanding upon the exercise of currently exercisable stock options granted under the Company's 1984 Incentive Stock Option Plan and 1992 Stock Incentive Plan. Also includes 2,462 shares in Mr. Crouch's 401(k) plan account, for which he has the power to direct the voting.

(4) Includes 72,138 shares that would be outstanding upon the exercise of currently exercisable stock options which were granted to Mr. Dewberry by Healthdyne Technologies, Inc. ("Healthdyne") and which were converted into options to purchase the Company's Common Stock pursuant to the merger involving Healthdyne.

(5) Includes 12,850 shares that would be outstanding upon the exercise of currently exercisable stock options granted under the Company's 1992 Stock Incentive Plan. Also includes 1,098 shares in Mr. Fulton's 401(k) plan account, for which he has the power to direct the voting.

(6) Includes 12,000 shares held by a partnership in which Mr. Hardie is a general partner and 4,900 shares held by Mr. Hardie's personal IRA account. Does not include 16,000 shares owned by Mr. Hardie's wife, as to which he disclaims beneficial ownership.

(7) Does not include 2,400 shares held by Mr. Lawyer's wife or 100 shares held by Mr. Lawyer's son, who have sole voting and investment power of these shares and as to which Mr. Lawyer disclaims beneficial ownership.

(8) Includes 319,697 shares held jointly with Dr. Magovern's wife, as to which voting and investment power is shared, and 236,686 shares held by the Magovern Grandchildren's Trust, of which Dr. Magovern and his wife are the trustees, and 5,554 shares held by the Magovern Family Foundation Trust, of which Dr. Magovern and his wife are the trustees, and 117,647 shares held by the Broadmore Trust, of which Dr. Magovern and his wife are the trustees.

(9) Includes 145,128 shares held in the Gerald E. McGinnis Charitable Foundation. Does not include 29,200 shares held by Mr. McGinnis' wife, as to which he disclaims beneficial ownership. Also includes 3,249 shares in Mr. McGinnis' 401(k) plan account, for which he has the power to direct the voting.

(10) Includes 366,898 shares held jointly with Mr. Meteny's wife, as to which voting and investment power is shared, and 4,000 shares held by Mr. Meteny's minor children, as to which he controls voting and investment power. Also included are 56,155 that would be outstanding upon the exercise of currently exercisable stock options granted under the Company's 1984 Incentive Stock Option Plan and 1992 Stock Incentive Plan. Also includes 5,465 shares in Mr. Meteny's 401(k) plan account, for which he has the power to direct the voting.

(11) Includes 240,471 shares that would be outstanding upon the exercise of currently exercisable stock options which were granted to Mr. Reynolds by Healthdyne and which were converted into options to purchase the Company's Common Stock pursuant to the merger involving Healthdyne.

  The information presented is based upon the knowledge of management and, in the case of the named individuals, upon information furnished by them.

 Other Beneficial Owners

  There are no shareholders known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of the record date.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors has four committees to assist in the management of the affairs of the Company: the Stock Option and Compensation Committee, the Audit Committee, the Nominating Committee and the Strategy Committee.

  Stock Option and Compensation Committee. The Stock Option and Compensation Committee (the "Compensation Committee") currently consists of Dr. Cotter (Chairman) and Messrs. Jones and Lawyer. The Compensation Committee administers the Company's 1984 Incentive Stock Option Plan and the 1992 Stock Incentive Plan and the Company's other stock option plans, and has the authority to grant options thereunder. The Compensation Committee also makes recommendations regarding the compensation payable, including compensation under the Company's bonus plan, to all executive officers of the Company and certain other management personnel.

  Audit Committee. The Audit Committee consists of Messrs. Hardie (Chairman), Barry and Dewberry. This committee assists the Board in fulfilling its functions relating to corporate accounting and reporting practices and financial and accounting controls.

  Nominating Committee. The Nominating Committee consists of Messrs. McGinnis (Chairman), Meteny and Reynolds, and Dr. Magovern. The Nominating Committee reviews the size and composition of the Board of Directors and makes recommendations with respect to nominations for directors. The Nominating Committee will consider nominees recommended by shareholders provided that shareholders submit the names of nominees in writing to the Secretary of the Company together with a statement of the nominee's qualifications. Such information should be received no later than May 31, 1999 with respect to nominations for election at the 1999 Annual Meeting of Shareholders.

  Strategy Committee. The Strategy Committee consists of all Directors. The Strategy Committee makes recommendations to the Board of Directors with respect to general corporate strategy, including the development or acquisition of present and new products, and the development of strategies for continued growth and profitability of the Company's business.

  The Compensation Committee and the Strategy Committee both met four times, the Audit Committee met twice, and the Nominating Committee did not meet during fiscal year 1998. Each of these committees also met informally by telephone during the fiscal year as needed. The Board of Directors held four regular meetings and seven special meetings during fiscal year 1998. Mr. Barry, because of a prior business commitment, was unable to attend one of the special meetings. Mr. Lawyer, because of personal illness, was unable to attend the June 1998 Board and Strategy Committee meetings. Dr. Magovern, because of a prior commitment that could not be rescheduled, was unable to attend two special meetings of the Board, one in February 1998 and the second in March 1998.

  Each director who is not an employee of the Company receives an annual fee of $9,600 for his service as a director and committee member. Non-employee directors receive a fee of $500 for attendance at meetings of the full Board of Directors. In addition, each non-employee director serving as a committee chairperson receives $600 while all other committee members receive $300 for attendance at committee meetings. All directors are reimbursed for travel expenses related to meetings of the Board. Directors of the Company who are not employees also hold and receive stock options under the Company's 1991 Non-Employee Directors' Stock Option Plan. Under this Plan, each non-employee director is granted an option on the third business day following each Annual Meeting of Shareholders to purchase 5,100 shares of the Company's Common Stock at the fair market value on such date. Each option has a term of 10 years, is exercisable in installments and becomes fully exercisable after three years from date of grant.

MATTERS TO BE ACTED UPON

1. ELECTION OF DIRECTORS

  The Board of Directors, acting pursuant to the Restated Certificate of Incorporation of the Company, has determined that the number of directors constituting the full Board of Directors shall be nine at the present time.

  The Board is divided into three classes. One such class is elected every year at the Annual Meeting of Shareholders for a term of three years. Accordingly, a class is to be elected at the 1998 Annual Meeting of Shareholders, with each director so elected to hold office until the 2001 Annual Meeting of Shareholders or until the director's prior death, disability, resignation or removal.

  The Board of Directors has nominated Douglas A. Cotter, Ph.D. and Gerald E. McGinnis for reelection to the Board for the class of 2001 and Craig B. Reynolds, currently a member of the class of 2000, for election to the class of 2001, and each of them has agreed to serve if elected. The Board of Directors recommends that the shareholders vote "FOR" the election of the three persons nominated to the Board of Directors. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified. If any nominee becomes unable or unwilling to serve as director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors.

  Pursuant to the Agreement and Plan of Reorganization dated as of November 10, 1997 (as amended, the "Reorganization Agreement") among the Company, RIGA, Inc. and Healthdyne, the Company agreed to nominate Parker H. Petit, formerly a member of the class of 1998, for reelection to the class of 2001. Mr. Petit resigned from the Board in August 1998 and indicated that he did not desire to stand for reelection to the class of 2001. Pursuant to the Reorganization Agreement, if Mr. Petit were unwilling or unable to be nominated for reelection at the 1998 Annual Meeting of Shareholders, Messrs. Petit, Dewberry and Reynolds (the "Continuing Healthdyne Directors") are entitled to designate the person to be nominated in Mr. Petit's stead, subject to reasonable approval of such person by the Board. The Continuing Healthdyne Directors have approved the Board's nomination of Mr. Reynolds for election to the class of 2001 in Mr. Petit's stead. At the present time, the Board has determined to fix the number of directors at nine, such that there will not be a vacancy on the Board as a result of the election of Mr. Reynolds to the class of 2001. Consideration is being given to the possibility of expanding the Board to ten members at a later date to afford the Continuing Healthdyne Directors an opportunity to designate a person to be nominated to fill the vacancy created thereby, subject to reasonable approval of such person by the Board.

  The Restated Certificate of Incorporation of the Company provides that the size of the Board of Directors shall be determined by the Board of Directors. Vacancies in the Board of Directors may be filled by Board action. The term of office of any director so elected to the Board by the Board itself lasts until the next election of the class of directors to which such director was elected.

  Information concerning those nominees for director (class of 2001) and the other directors who will continue in office after the meeting (classes of 1999 and 2000) is set forth below.

 NAME                          POSITION WITH THE COMPANY
 ----                          -------------------------
 Class of 2001
 Douglas A. Cotter Ph.D.       Director
 Gerald E. McGinnis            Chairman of the Board
 Craig B. Reynolds             Senior Vice President and Director

 Class of 2000
 James H. Hardie               Director
 Joseph C. Lawyer              Director
 Dennis S. Meteny              President, Chief Executive Officer and Director

 Class of 1999
 Daniel P. Barry               Director
 J. Terry Dewberry             Director
 Donald H. Jones               Director

  Mr. Barry is 51 years old and a private investor. He has been a director of the Company since August 1995. Mr. Barry had been the Vice Chairman of the former AMSCO International, Inc. ("AMSCO") (now merged with Steris Corporation) from July 1995 through May 1996. Prior to that, he served as President and Chief Executive Officer of AMSCO from October 1994 through July 1995 and had been the Chief Financial Officer of, as well as serving in various other executive and consulting capacities with AMSCO, since 1981. Mr. Barry was a director of AMSCO from 1991 through 1996. He is also a director of Tollgrade Communications, Inc.

  Dr. Cotter is 55 years old. He has been a director of the Company since February 1989. In April of 1998, Dr. Cotter re-established Healthcare Decisions, Inc., a Massachusetts health care and biotechnology consulting firm specializing in corporate development, strategic planning and acquisitions. Dr. Cotter is the President of Healthcare Decisions, Inc. Between April 1996 and March 1998, Dr. Cotter was Vice President of Decision Resources, an international consulting firm specializing in the health care industry (primarily pharmaceuticals). From 1985 to 1996, he was President of the above-mentioned Healthcare Decisions, Inc. For nineteen years prior to joining Healthcare Decisions, Dr. Cotter was employed by Corning Glass Works, where he held various management positions in research, product development and clinical information systems.

  Mr. Dewberry, age 54, is a private investor. He has served as a director of the Company since the completion of the merger between the Company and Healthdyne on February 11, 1998. From March 1992 until March 1996, Mr. Dewberry was Vice Chairman of Healthdyne, Inc. From 1984 to 1992, Mr. Dewberry served as President and Chief Operating Officer, and Executive Vice President of Healthdyne. He is also a Director of Healthdyne Information Enterprises, Inc.

  Mr. Hardie is 68 years old. He has been a director of the Company since November 1991. He is a lawyer and a partner of Reed Smith Shaw & McClay LLP, a law firm with principal offices in Pittsburgh, Washington and Philadelphia, which since 1988 has performed legal services for the Company. Mr. Hardie has been a partner of that firm since 1962. He is a Director of Access Corporation, a marketer and developer of document and image handling systems and related software. He is also a director of a number of other corporations, the securities of which are not publicly traded.

  Mr. Jones is 61 years old. He has been a director of the Company since May 1996. Currently, Mr. Jones serves as chairman of Triangle Capital Corporation, an investment banking and management firm. From 1990 to

1996, Mr. Jones served as Chairman of IndustryNet, an online electronic commerce company linking business-to-business buyers and sellers through electronic networks including the Internet. Mr. Jones founded IndustryNet in 1990. In 1996 IndustryNet, together with a subsidiary of another large corporation, was merged into Nets, Inc. Mr. Jones was not an executive officer of Nets, Inc., which filed for bankruptcy under Chapter 11 in May, 1997. In 1982 Mr. Jones launched International Cybernetics Corporation ("ICC"), a developer of advanced factory automation control systems. In 1985 Mr. Jones merged ICC into the Industrial Automation Systems Division of Gould Electronics Inc. ("Gould") and he became Vice President of business Development for Gould. In 1988 the division was sold to AEG, a West German based multinational company and Mr. Jones ceased to be an officer. Mr. Jones is a director of The Associated Group Inc., a telecommunications company; and Teligent Corporation, a national facilities based competitive local exchange carrier.

  Mr. Lawyer is 53 years old. Since 1988, he has been President, Chief Executive Officer and a Director of Chatwins Group, Inc. ("CGI"), headquartered in Pittsburgh, which designs, manufactures and markets a broad range of fabricated and machined parts and products, in a variety of industries primarily to original equipment manufacturers. From 1986 to 1988 he was President, Chief Executive Officer and a Director of CP Industries, a predecessor company of CGI. Prior thereto, he held various operations, marketing, sales, finance and strategic planning positions for U.S. Steel Corporation for 17 years. Mr. Lawyer is also a Director of American Architectural Products Corp.

  Mr. McGinnis is 64 years old. He has been a director of the Company since 1977 and Chairman of the Board since November 1994. He served as Chief Executive Officer of the Company between 1977 and 1994, and President between 1984 and 1994. Prior to 1977, Mr. McGinnis was President of Lanz Medical Products Corporation, the predecessor to the Company. From 1971 to 1975, Mr. McGinnis also served on the staff of the Critical Care Department, Presbyterian University Hospital, Pittsburgh, where he participated in various medical engineering programs seeking the application of technology to medical care. Prior thereto, Mr. McGinnis was head of the Surgical Research Department at Allegheny General Hospital, Pittsburgh, for two years and for eleven years he was employed at the research and development laboratory of Westinghouse Electric Corporation. At Westinghouse he served six years as the Manager of the Bio-Engineering Department and headed the medical product development activities.

  Mr. Meteny is 45 years old. He has been a director of the Company since January 1986 and President and Chief Executive Officer since November 1994. From August 1992 through November 1994, Mr. Meteny served as Executive Vice President and Chief Operating and Financial Officer of the Company. He was Vice President--General Manager and Chief Financial Officer of the Company from January 1988 through August 1992 and was Vice President--Finance and Accounting from 1984 through January 1988. For eight years prior to joining the Company he was employed as an accountant in various auditing capacities by Ernst & Young. Mr. Meteny is also a Director of UBICS, Inc., an information technology professional services provider.

  Mr. Reynolds is 50 years old. He has been a director of the Company since the completion of the merger between the Company and Healthdyne on February 11, 1998. Prior to joining the Company, Mr. Reynolds served as President of Healthdyne since January 1987 and Chief Executive Officer since 1993. Previously, he served as President of the Healthdyne Cardiovascular Division of Healthdyne, from January 1985 to December 1986 and as Vice President of Business and Technology Development of the Technologies Division of Healthdyne from January 1981 to December 1984.

2. AMENDMENTS TO 1992 STOCK INCENTIVE PLAN TO INCREASE NUMBER OF SHARES
   AVAILABLE

  The Company's 1992 Stock Incentive Plan (the "Plan") was adopted by the Board of Directors on September 28, 1992 and approved by the Company's shareholders at the 1992 Annual Meeting of Shareholders on November 17, 1992. At the time of its adoption, the number of shares of Common Stock that could be issued under the Plan was 500,000 shares. As a result of the two-for-one split of the Common Stock in 1995, the number of shares of Common Stock that can be issued under the Plan increased to 1,000,000 pursuant to the terms of the

Plan. After giving effect to stock options already granted under the Plan, approximately 40,000 shares of Common Stock remain available under the Plan.

  On August 21, 1998, the Board of Directors approved amendments to the Plan to increase the total number of shares of the Company's Common Stock which may be issued under the Plan by an additional 2,000,000 shares from 1,000,000 to 3,000,000 shares.

  Under the Plan, eligible employees may receive options to purchase shares of the Company's Common Stock at option prices that may not be less than the fair market value on the date of grant. Stock options granted under the Plan become exercisable no sooner than six months after the date of grant (subject to acceleration under certain circumstances). Options granted under the Plan may include cash payment rights. Eligible employees may also be awarded restricted shares of Common Stock under the Plan.

  The Company believes that having these additional shares available under the Plan is critical to its efforts to compensate adequately its key employees, to provide them with incentives to maintain and increase the Company's profitability and to recruit and retain employees of a caliber necessary to continue the Company's growth. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ADOPTION OF THE AMENDMENTS TO THE PLAN. The proxies solicited on behalf of the Board of Directors will be voted for the amendments to the Plan unless otherwise specified. The favorable vote of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting of Shareholders is required for adoption of the amendments to the Plan.

3. SELECTION OF AUDITORS

  The Board of Directors, following the recommendation of the Audit Committee, has selected the independent public accounting firm of Ernst & Young LLP as the auditors to examine the consolidated financial statements of the Company for fiscal year 1999. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP. The proxies solicited on behalf of the Board of Directors will be voted to ratify selection of that firm unless otherwise specified.

  Ernst & Young LLP has served as the independent auditors for the Company since 1984. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

4. OTHER BUSINESS

  The Board of Directors does not know of any other business to be presented to the Annual Meeting of Shareholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

VOTE REQUIRED

  Under Delaware law, the three nominees for election as directors at the Annual Meeting of Shareholders who receive the greatest number of votes cast for the election of directors by the holders of the Company's Common Stock present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, will be elected as directors. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, a quorum being present, is necessary for the ratification of the selection of Ernst & Young LLP. The vote required for adoption of the amendment to the 1992 Stock Incentive Plan is set forth above. The aggregate number of shares for which a vote "For", "Against" or "Abstain" is made is counted for the purpose of determining the minimum number of affirmative votes required for approval, and the total number of votes cast "For" approval is counted for the purpose of determining whether sufficient votes are received. An abstention from voting on a matter other than election of directors by a shareholder present in person or represented by proxy and entitled to vote has the same legal effect as a vote "Against" the matter. If a broker or similar nominee limits on a proxy card the number of shares voted on a proposal or indicates that the shares represented by a proxy card are not voted on the proposal, such broker "non-votes" will not be voted on the proposal and will not be counted in determining the number of affirmative votes required for approval.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning compensation paid to the Chief Executive Officer of the Company and the four highest paid executive officers other than the Chief Executive Officer (the "named officers") for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended June 30, 1998, 1997 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG TERM COMPENSATION
                                                              -----------------------------
                                     ANNUAL COMPENSATION             AWARDS         PAYOUTS
                                 ---------------------------- --------------------- -------
                                                                         SECURITIES
                                                    OTHER                UNDERLYING
                                                    ANNUAL    RESTRICTED  OPTIONS/   LTIP    ALL OTHER
        NAME AND                 SALARY   BONUS  COMPENSATION   STOCK      SAR'S    PAYOUTS COMPENSATION
   PRINCIPAL POSITION    YEAR    ($) (A)   ($)     ($) (B)      AWARDS      (#)       ($)     ($) (C)
   ------------------    ----    ------- ------- ------------ ---------- ---------- ------- ------------
Gerald E. McGinnis
Chairman of the Board    1998    190,394      --        --        --       15,600             153,665
                         1997    190,258      --        --        --           --      --     145,191
                         1996    190,258      --    19,277        --           --      --     138,413
Dennis S. Meteny
 President and Chief
 Executive Officer       1998    277,491  25,000        --        --       10,300      --      30,000
                         1997    232,005  94,500        --        --       10,600      --      32,486
                         1996    204,888 130,898        --        --           --      --      28,294
Robert D. Crouch
 Senior Vice
 President--New Ventures 1998    191,163   7,000        --        --        4,300      --      22,140
                         1997    162,207  65,025        --        --        4,500      --      23,034
                         1996    144,830  82,402        --        --           --      --      20,232
Steven P. Fulton
 Vice President,
 General Counsel         1998    158,536  10,000        --        --        8,800      --      20,290
                         1997    155,421  58,088        --        --        8,800      --      21,073
                         1996(D)      --      --        --        --           --      --          --
Daniel J. Bevevino
 Vice President--
 Chief Financial
 Officer                 1998    134,331  15,000        --        --        2,900      --      16,800
                         1997    108,664  45,000        --        --        2,900      --      15,440
                         1996     85,257  67,000        --        --           --      --       3,364

--------
(A) This column represents base salary and includes tax deferred Section 401(k) contributions under the Company's Retirement Savings Plan.

(B) The dollar value of perquisites and other personal benefits is required to be disclosed under this column if the amount for any named officer equals or exceeds $50,000 or 10% of the total of annual salary and bonus.

   The dollar value of the perquisites and other personal benefits did not exceed the threshold amount for any of the named officers for any of the year covered in the table other than for Mr. McGinnis in 1996. The only prequisite received by Mr. McGinnis in that year in excess of 25% of the total perquisites received by him was an auto allowance of $17,100.

(C) The amounts in this column for 1998 represent the following: matching contributions under the Company's Retirement Savings Plan (Mr. McGinnis, $4,800; Mr. Meteny, $4,800; Mr. Crouch, $4,800; Mr. Fulton, $4,800 and Mr.
    Bevevino, $4,800); annuity plan premiums paid on the officer's behalf (Mr. McGinnis, $39,150; Mr. Meteny, $25,200; Mr. Crouch, $17,340; Mr. Fulton, $15,490, and Mr. Bevevino $12,000); and life insurance premiums paid by the Company for policies under which the named officer (or his estate) will receive the accumulated cash surrender value of the policy upon the earlier of his death or his reaching age 65 and the Company will receive the remainder of the death benefit (Mr. McGinnis, $109,713).

(D) Mr. Fulton was not an executive officer in fiscal year 1996.

STOCK OPTIONS

  The following table sets forth information concerning stock option grants made to the named officers during the fiscal year ended June 30, 1998. The Company has not granted any stock appreciation rights ("SAR's") to any of the named officers or any other officers or employees of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED
                                                                           ANNUAL RATES OF STOCK
                                                                            PRICE APPRECIATION
                            INDIVIDUAL GRANTS                                 FOR OPTION TERM
-------------------------------------------------------------------------- ----------------------
                    NUMBER OF
                    SECURITIES     % OF
                    UNDERLYING TOTAL OPTIONS
                     OPTIONS    GRANTED TO   EXERCISE OR
                     GRANTED   EMPLOYEES IN  BASE PRICE
NAME                 (#) (A)    FISCAL YEAR  ($/SH) (B)   EXPIRATION DATE    5% ($)     10% ($)
----                ---------- ------------- ----------- ----------------- ---------- -----------
Gerald E. McGinnis    15,600         7%         24.63    November 19, 2007    241,630    612,335

Dennis S. Meteny      10,300         5%         24.63    November 19, 2007    159,538    404,298

Robert D. Crouch       4,300         2%         24.63    November 19, 2007     66,603    168,785

Steven P. Fulton       5,000         2%         24.31    August 15, 2007       76,455    193,751
                       3,800         2%         24.63    November 19, 2007     58,859    149,159

Daniel J. Bevevino     2,900         1%         24.63    November 19, 2007     44,918    113,832

--------
(A) Options granted in 1998 are exercisable starting 12 months after the grant date, with 25% of the shares covered thereby becoming exercisable at that time and an additional 25% of the option shares becoming exercisable on each successive anniversary date, with all option shares exercisable on the fourth anniversary date. Under the terms of the Company's stock option plans, this exercise schedule may be accelerated in certain specific situations.

(B) Under the terms of the Company's stock option plans, there are no provisions that permit these options to be repriced other than to reflect stock splits, stock dividends, or similar events.

  The following table sets forth information concerning the stock option exercises by the named officers during the fiscal year 1998 and the unexercised stock options held at June 30, 1998 by the named officers.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR FY-END OPTION VALUES

                                                                VALUE OF
                                                NUMBER OF     UNEXERCISED
                                               UNEXERCISED    IN-THE-MONEY
                                               OPTIONS AT      OPTIONS AT
                                               FY-END (#)      FY-END ($)
                                      VALUE   ------------- ----------------
                    SHARES ACQUIRED REALIZED  EXERCISABLE/  EXERCISABLE (2)/
NAME                ON EXERCISE (#)  ($) (1)  UNEXERCISABLE  UNEXERCISABLE
----                --------------- --------- ------------- ----------------
Gerald E. McGinnis          --             --     --/15,600          --/--

Dennis S. Meteny        79,720        899,321 49,820/19,360     381,977/--

Robert D. Crouch        80,000      1,350,000 145,125/7,675   1,364,640/--

Steven P. Fulton            --             --  8,450/19,150    8,194/2,731

Daniel J. Bevevino          --             --  39,325/5,075     363,141/--

--------
(1) Represents the amount by which the fair market value of the shares acquired on exercise at the exercise date exceeded the exercise price of such shares.

(2) Represents the amount by which the fair market value ($15.56) of the shares covered by the stock options on June 30, 1998 exceeded the exercise price of such stock options.

EMPLOYMENT AGREEMENTS AND OTHER TRANSACTIONS

  Effective April 1, 1995 the Company entered into an Employment Agreement with Mr. McGinnis providing for his employment as Chairman of the Company's Board of Directors for a three year term ending March 31, 1998. Each year until March 31, 1997, the term of the Agreement is automatically extended for one additional year unless previously either Mr. McGinnis or the Company gives notice in the then current first year of the term that the term will not be further extended. Under the terms of the Agreement, Mr. McGinnis agreed to spend not less than two-thirds of his working time in the performance of his duties as Chairman, including assisting the Company's President in fulfilling the Company's civic and charitable responsibilities, serving as Chairman of the Company's Strategy Committee, providing guidance and direction in new product development as well as acquisition of new products and businesses and ensuring good liaison between the Board and the Company's management. The Agreement provides for a base salary at the rate of $190,000 per year (subject to annual adjustment) plus participation in the Company's benefit plans on a basis comparable with other executives in the Company.

  Effective December 1, 1994 the Company entered into an Employment Agreement with Mr. Meteny providing for his employment as President and Chief Executive Officer of the Company for a three year term ending November 30, 1997. Effective the same date the Company and Mr. Crouch entered into an Employment Agreement providing for his employment as Vice President of Sales and Marketing (now Vice President--New Ventures) also for a three year term ending November 30, 1997. Each agreement is automatically extended each year for one additional year absent prior notice by either party. The Agreements provide for base salaries for Messrs. Meteny and Crouch of $195,600 per year (subject to annual adjustment) and $138,200 per year (subject to annual adjustment), respectively, plus participation in the Company's benefit and incentive plans on a basis comparable with other executives in the Company.

  Effective December 30, 1996, the Company entered into an Employment Agreement with Mr. Fulton providing for his employment as Vice President, Human Resources and General Counsel for a three year term ending December 30, 1999. Effective March 28, 1997, the Company entered into an Employment Agreement with Mr. Bevevino providing for his employment as Vice President and Chief Financial Officer for a three year term ending March 27, 2000. Each agreement is automatically extended each year for one additional year absent prior notice by either party. The Agreements provide for base salaries for Messrs. Fulton and Bevevino of $147,524 per year (subject to annual adjustment) and $120,000 per year (subject to annual adjustment), respectively, plus participation in the Company's benefit and incentive plans on a basis comparable with other executives in the Company.

  Effective February 11, 1998, the Company entered into an Employment Agreement with Mr. Reynolds providing for his employment as Senior Vice President for a three year term ending February 11, 2001. This Agreement is automatically extended each year for an additional year absent prior notice by either party and provides for a base salary for Mr. Reynolds of $251,538 per year (subject to annual adjustment) plus participation in the Company's benefit and incentive plans on a basis comparable with other executives in the Company.

EXECUTIVE OFFICERS

  The executive officers of the Company, other than those who also serve as directors and are described in the preceding pages, are Daniel J. Bevevino, 38, Vice President and Chief Financial Officer; Robert D. Crouch, 50, Senior Vice President--New Ventures; Raymond W. Dyer, 52, Group Vice President-- Asthma, Allergy and OEM; Steven P. Fulton, 39, Vice President--General Counsel; John L. Miclot, 39, Vice President Sales & Marketing and Group Vice President--Sleep Disorders; Robert E. Tucker, 49, Group Vice President-- Respiratory; and Geoffrey Waters, 48, Vice President International Sales and Marketing.

  Mr. Bevevino joined the Company in 1988 as Manager of Cost Accounting. From 1990 to 1994 Mr. Bevevino served as Controller. In November of 1994, Mr. Bevevino was elected Chief Financial Officer and in May 1996 was also elected Vice President. Prior to his affiliation with the Company, Mr. Bevevino--a Certified Public Accountant--spent five years with Ernst & Young.

  Mr. Crouch joined the Company as Director of Sales and Marketing in January 1989. From 1989 to 1997, he was Vice President Sales and Marketing. He was promoted to Senior Vice President Sales and Marketing in May 1997. In August 1998, Mr. Crouch accepted the position of Senior Vice President--New Ventures. Prior to joining the Company from 1986 to 1989, Mr. Crouch worked as a consultant for various companies on administrative and governmental affairs issues. From 1985 to 1986, he was employed by Cryogenic Associates, serving as Executive Vice President and later President. From 1983 to 1985, Mr. Crouch was President, Chief Executive Officer and Chairman of the Board of BetaMed Pharmaceuticals.

  Mr. Dyer joined the Company in May 1997, as Vice President Marketing. In February 1998, Mr. Dyer accepted the position of Group Vice President--Asthma, Allergy and OEM--for one of the Company's three business groups. Prior to joining the Company, he had been President of DeVilbiss Health Care, a subsidiary of Sunrise Medical, Inc. since 1994. Mr. Dyer served in various positions with Cobe Laboratories, Inc. from 1972 to 1993. In 1994, Mr. Dyer moved to National Medical Care, Inc. as President of its Renal Products Group.

  Mr. Fulton joined the Company on a part time basis in May 1995 serving as General Counsel. In January 1996 his role was expanded to full time status. On October 8, 1996, Mr. Fulton was elected Vice President, Human Resources. In February 1998, Mr. Fulton was appointed to the position of Vice President-- General Counsel. Prior to joining the Company, Mr. Fulton was a partner in the Pittsburgh office of Reed Smith Shaw & McClay. He joined the law firm in May 1984. Prior to this employment, he served briefly in an engineering capacity for Westinghouse Electric Corporation.

  Mr. Miclot, as part of the Company's merger with Healthdyne, joined the Company in February 1998 as Group Vice President--Sleep Disorders. Since August 1998, in addition to his Group Vice President role he has acquired the added responsibility of Vice President Sales and Marketing. From 1995 to February of 1998, Mr. Miclot had been Senior Vice President Sales and Marketing for Healthdyne. Prior to that time, he was Vice President of Marketing for Medex, Inc. which he joined in February 1994. Mr. Miclot previously held several senior positions in marketing, international activities and sales with Ohmeda, a Division of British Oxygen Corporation, which he joined in 1988.

  Mr. Tucker, as part of the Company's merger with Healthdyne, joined Respironics in February 1998 as Group Vice President--Respiratory. From March 1994 to February 1998, he had been Senior Vice President of Operations for Healthdyne. From September 1985 to March 1994, Mr. Tucker was Vice President of Operations of Healthdyne.

  Mr. Waters, as part of the Company's acquisition of LIFECARE International, Inc., joined Respironics in October 1996, as Vice President Customer Satisfaction. In February 1998, Mr. Waters was transitioned to the position of Vice President--International Sales and Marketing. Prior to joining the Company, Mr. Waters was employed in various capacities by LIFECARE International, Inc. from 1984 to 1996. His last position with LIFECARE was President and Chief Operating Officer.

                     REPORT OF THE COMPENSATION COMMITTEE

INTRODUCTION

  Decisions regarding compensation of the Company's executives generally are made based on recommendations by the Compensation Committee, which is composed of three independent outside directors. All decisions of the Compensation Committee relating to compensation of the Company's executive officers are reviewed and approved by the full Board. Set forth below is a report submitted by Dr. Cotter and Messrs. Jones and Lawyer (the current members of the Compensation Committee; Mr. Petit, who joined the Board at the completion of the merger with Healthdyne in February 1998, served on the Compensation Committee from February 1998 until his resignation from the Board in August
1998) in their capacity as members of the Board's Compensation Committee addressing the Company's compensation policies for fiscal year 1998 as they affected executive officers of the Company, including Mr. Meteny, the President and Chief Executive Officer, and Messrs. McGinnis, Crouch, Fulton and Bevevino, the four executive officers other than Mr. Meteny who were, for fiscal year 1998, the Company's most highly compensated executive officers.

COMPENSATION

  The Company's executive and key employee compensation program consists of a base salary component, a component providing the potential for an annual profit sharing bonus based on overall Company performance as well as individual performance, and a component providing the opportunity to earn stock options linking the employee's long-term financial success to that of the Company's stockholders.

 Cash Compensation

  Officers are compensated within salary ranges that are generally based on similar positions in companies of comparable size and complexity to the Company. Companies are selected based on products marketed, customers and markets served, geographic distribution, manufacturing locations and complexity of operations (which involves several factors, with sales revenue being a major factor) for those companies operating in the respiratory products market. In addition, the Company participates in compensation surveys and receives summary compensation survey information from these and other sources.

  The methodology used to determine guidelines for compensation was a matching of each executive's responsibilities to a comparable position described in the surveys. Based on this matching, each executive's salary was compared to the corresponding salary range of comparable executives in the surveys. Then, an appropriate salary range (e.g., 25th percentile, median, 75th percentile) was selected based on the comparison of the executive's responsibilities to those of the comparable position in the surveys. The comparable companies operating in the respiratory market and other data were then examined for reasonableness on a position-by-position basis. Salaries were established based on the performance of the executive given his responsibilities within a specific position and the relationship of the current salary to the appropriate percentile for the most comparable position available within the surveys. During the fiscal year 1998 salary review process, recognition was also given to the expanded responsibilities of the executive officers and to the increased size of the Company resulting from the merger with Healthdyne.

  The primary level of compensation is based on a combination of years of experience and performance. An officer's performance is based on how well he meets objectives set by his supervisor through a Company-wide process of stating objectives for each associate (employee), insuring compatibility of objectives among associates, reviewing performance against objectives and recognizing the accomplishment of these objectives. The Board of Directors establishes and reviews the objectives of the Chairman of the Board, and the Board also assesses the Chairman's performance compared to these objectives. The salary of all officers is reviewed annually in November, with the amount of the increases (which take effect the following February) based on factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance. The relative weight of each of these factors in determining salary increases varies for each annual salary determination. There is no fixed weighting. However, in the past, the factors which have generally had the greatest influence on salary increases have been (in decreasing significance) Company performance, individual performance, marketplace trends in compensation and general economic conditions.

 Profit Sharing and Other Bonuses

  The second compensation component is a Company-wide profit sharing program under the Company's Profit Sharing Bonus Plan. Bonuses are primarily based on the Company's annual financial performance and secondarily on the performance of the individual. Bonuses under this program generally range from zero to 50% of base salary. The measures of annual financial performance used in determining the amount of bonuses include sales growth, earnings growth and achievement of net income targets. Based on these factors, no profit sharing bonuses were accrued for fiscal year 1998 for the named officers or any other employees of the Company.

  In addition, from time to time, special bonuses may be awarded to employees based on individual effort and performance on specific projects or tasks. During fiscal year 1998, special bonuses were paid to a variety of employees including certain of the named executive officers. The amounts of the special bonuses paid to named executive officers are shown in the Summary Compensation Table in the Bonus column.

 Stock Options

  The third major component of the officer's compensation consists of stock options. The primary purpose of granting stock options is to link the officers' financial success to that of the stockholders of the Company. The exercise price of stock options is determined by the Compensation Committee at the time the option is granted, but may not be less than the fair market value of the Company's Common Stock as of the date of grant. Options become exercisable commencing a minimum of six months from the date of grant and are exercisable for a maximum period of 10 years, as determined by the Compensation Committee.

  The Compensation Committee awarded stock options to 130 of the Company's employees during fiscal year 1998. Stock options granted to named officers during fiscal year 1998 are listed on the table entitled "Option Grants in Last Fiscal Year."

CEO COMPENSATION

  The following factors constitute the basis for the compensation paid to Mr. Meteny, the Company's Chief Executive Officer ("CEO"), during fiscal year 1998; his responsibilities as the Company's CEO, with recognition given to his expanded responsibilities and the increased size of the Company resulting from the merger with Healthdyne; the Company's ability to achieve its objectives for revenue and earnings growth and its objectives for long-term growth; the salaries paid to other CEO's of comparable companies as reported in the industry surveys; and Mr. Meteny's experience compared to the CEO's of comparable companies in the industry surveys. In fiscal year 1998 the Compensation Committee recommended and the Board approved a base salary increase for Mr. Meteny of 29% considering the foregoing factors, Mr. Meteny was awarded no profit sharing bonus for fiscal year 1998.

          Compensation Committee of the Company's Board of Directors:

                          Douglas A. Cotter, Chairman
                                Donald H. Jones
                               Joseph C. Lawyer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Securities and Exchange Commission's rules relating to the disclosure of executive compensation require that the Proxy Statement include certain information about "insider" participation on compensation committees and about specific kinds of "interlocking" relationships between the compensation committees of different companies, under the foregoing caption. All members of the Compensation Committee are outside directors, and no such interlocking relationships exist.

  The Compensation Committee of the Board of Directors is responsible for executive compensation decisions as described above under "Board of Directors and Committees of the Board." During fiscal year 1998, the Committee consisted of Dr. Cotter (Chairman) and Messrs. Jones and Lawyer and, for the period from February 1998 through June 1998, Mr. Petit.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers National Market System initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

  All Forms 3, 4, and 5 have been filed within the guidelines of Commission during fiscal year 1998. In making this disclosure, the Company has relied solely on the written representation of its directors and officers and copies of the reports that they have filed with the Commission.

PERFORMANCE GRAPH

  The following graph shows a five year comparison of cumulative total returns for the Company, the NASDAQ Market Index and the Standard & Poor's Medical Products and Supplies Index ("Hlthcare-500"). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at June 30, 1993, and that all dividends were reinvested.

                         Performance Graph Appears Here

                                          FISCAL YEAR ENDED JUNE 30
                               -------------------------------------------------
                                 1993     1994    1995    1996    1997    1998
                               -------------------------------------------------
NASDAQ........................  $100.00  $100.96 $134.79 $173.04 $210.36 $277.56
Hlthcare-500..................  $100.00  $ 96.40 $147.90 $194.31 $257.49 $344.44
Respironics, Inc..............  $100.00  $ 74.18 $125.27 $162.64 $185.71 $136.82

MISCELLANEOUS

  The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy solicitation material, proxies may be solicited personally, or by telephone, facsimile or other electronic means, by employees of the Company and its subsidiaries who will receive no additional compensation for such services. In addition, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, has been retained by the Company to assist in the solicitation of proxies at a retainer of $5,000 plus reasonable out-of-pocket expenses. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in the sending of proxy solicitation material and the 1998 Annual Report to beneficial owners of stock held in their names.

                                                         Dorita A. Pishko
                                                         Corporate Secretary

October 19, 1998

                               RESPIRONICS, INC.
                            1501 Ardmore Boulevard
                             Pittsburgh, PA 15221

               Annual Meeting of Shareholders, November 19, 1998

     Gerald E. McGinnis, Dennis S. Meteny and Dorita A. Pishko, or any of them, are hereby appointed proxies with full power of substitution, to vote the shares of the shareholder(s) named on the reverse side hereof at the Annual Meeting of Shareholders of Respironics, Inc. to be held at The Renaissance Waverly at The Galleria Center, 2450 Galleria Parkway, Atlanta, GA 30339, on November 19, 1998, and at any adjournment thereof, as directed hereon, and in their discretion to vote and act upon any other matters as may properly come before this meeting.


                          (Continued on reverse side)



                          /\ FOLD AND DETACH HERE /\

Unless you attend and vote in person, you MUST sign and return your proxy in order to have your shares voted at the meeting.

                                                        Please mark
                                                        your votes as
                                                        indicated in    X
                                                        this example

1. Election of Directors.
   NOMINEES: Douglas A. Cotter Ph.D., Gerald E. McGinnis and Craig B. Reynolds

   FOR all nominees           WITHHOLD AUTHORITY
  (listed above except         to vote for all
   as marked to the          nominees listed above
       contrary)

         [  ]                       [  ]


                                                          FOR   AGAINST ABSTAIN
2. To increase the number of shares available for grant   [ ]     [ ]     [ ]
   under the Company's 1992 Stock Incentive Plan by
   2,000,000 shares to a total of 3,000,000.

                                                          FOR   AGAINST ABSTAIN
3. To ratify the selection of Ernst & Young LLP as        [ ]     [ ]     [ ]
   independent public accountants for the fiscal year ending June 30, 1999.


(Instruction: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

------------------------------------------------------------

   -------   This proxy is solicited on behalf of the Board of Directors and
          |  will be voted as specified. A vote FOR the election of nominees
          | listed includes discretionary authority to vote for a substitute if | any nominee is unable to serve or for good cause will not serve


             Date:                                                        ,1998
                  --------------------------------------------------------

             ------------------------------------------------------------------

             ------------------------------------------------------------------
             Shareholder(s) signature should correspond to the name(s) shown hereon. (Executors, Administrators, Trustees, etc. should so indicate when signing.)



PLEASE SIGN, DATE AND MAIL YOUR PROXY TODAY!



                          /\ FOLD AND DETACH HERE /\